EXHIBIT 23

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

July 15, 2013

Bering Exploration, Inc.
710 N. Post Oak Road
Suite 410
Houston, Texas 77024

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, to the incorporation of information contained in our letter report dated May 15, 2013 and references to our letter report dated May 15, 2013 in “Part I, Item 1. Description of Business and Properties” and “Part II, Item 8. Financial Statements” in the Annual Report on Form 10-K of Bering Exploration, Inc. for the fiscal year ended March 31, 2013 (the 10-K).  We also consent to the inclusion of our letter report dated May 15, 2013 in “Part III, Item 15. Exhibits and Financial Statement Schedules” as “Exhibit 99.1” in the 10-K.

Very truly yours, DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716